EXHIBIT 10.44A

[*] indicates that a confidential portion of the text of this agreement has been omitted.

AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

Entered into between the undersigned as of January 11,  2012 (the “Effective Date”):

BIOFARMA, A company duly organized and existing under the laws of France and having its office at: 22 rue Garnier, 92200 NEUILLY-SUR-SEINE FRANCE (hereinafter referred to as “BIOFARMA”)

AND

XOMA IRELAND LIMITED,
A company duly organized and existing under the laws of the Republic of Ireland and having its office at:

26 Upper Pembroke Street

DUBLIN 2
IRELAND

(hereinafter referred to as “XOMA”)

BIOFARMA and XOMA are hereinafter individually referred to as the “Party” or collectively referred to as the “Parties”.

SUMMARY

i

PREAMBLE

WHEREAS, BIOFARMA is the owner of certain Trademarks (as hereinafter defined) in the Territory (as hereinafter defined);

WHEREAS, XOMA LS LIMITED (“XOMA LS”) approached BIOFARMA, an Affiliate of LES LABORATOIRES SERVIER (“SERVIER”), in order to acquire an exclusive license to use the Trademarks in the Territory in connection with the commercialization of the Licensed Products (as hereinafter defined) in the Territory, and BIOFARMA agreed to grant such license;

WHEREAS, BIOFARMA and XOMA LS entered into a Trademark License Agreement (the “Original Agreement”), dated July 7, 2010 (the “Original Agreement Effective Date”);

WHEREAS, XOMA LS assigned the Original Agreement to XOMA on March 14, 2011;

WHEREAS, XOMA and SERVIER are parties to that certain License and Commercialization Agreement, dated July 7, 2010 (the “License and Commercialization Agreement”), as amended, pursuant to which SERVIER is exclusively licensing to XOMA certain intellectual property rights so as to enable XOMA to commercialize the Licensed Products in the Territory;

WHEREAS, XOMA and SERVIER are entering into an Amended and Restated License and Commercialization Agreement, dated of even date herewith, pursuant to which, among other things, SERVIER is expanding the license grant to XOMA to include an additional Licensed Product, currently commercialized in the Territory under the trade name ACEON® (the “Amended and Restated Agreement”); and

WHEREAS, in connection with the execution of the Amended and Restated Agreement, XOMA desires to receive a license grant to the ACEON trademark used for such additional Licensed Product, and the Parties desire to amend and restate the Original Agreement as set forth herein

 (hereinafter this “Agreement”).NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND OF THE UNDERTAKINGS CONTAINED HEREIN, THE PARTIES, INTENDING TO BE LEGALLY BOUND HEREBY, AGREE AS FOLLOWS:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the following meanings, capitalized terms used but not defined herein shall have the meaning set forth in the Amended and Restated Agreement:

1.1           “ACEON” means all pharmaceutical preparations, in all dosage strengths, formulations and methods of administration, that contain ACEON API as the sole active ingredient for use in the treatment of humans for hypertension or other cardiovascular diseases, including without limitation those being marketed in the Territory as of the Effective Date under the trade name ACEON®.

1.2           “ACEON API” means the active pharmaceutical ingredient known under the INN perindopril associated with the erbumine salt.

1.3           “Additional Combination Product(s)” means all pharmaceutical preparations, in all dosage strengths, formulations and methods of administration, that combine (i) the Perindopril API and (ii) one or more other active pharmaceutical ingredients, including the Indapamide API alone and the Indapamide API together with the Amlodipine API, in each case as active pharmaceutical ingredients for use in the Field.  Notwithstanding the foregoing, “Additional Combination Product(s)” shall not include the Initial Licensed Product or any pharmaceutical preparation that combines the Perindopril API and any active pharmaceutical ingredient other than Amlodipine API or Indapamide API that becomes the subject of one or more SERVIER research programs after the Original Agreement Effective Date.

1.4           “Affiliate” of a Party means:

(i)
any company or other entity in which more than (50%) of the voting rights, shares or other equity interests are owned or controlled, directly or indirectly (including pursuant to any option, warrant or similar arrangement), by said Party, and/or

(ii)
any company or other entity which owns or controls, directly or indirectly (including pursuant to any option, warrant or similar arrangement), at least fifty percent (50%) of the voting rights, shares or other equity interests of said Party, and/or

(iii)
any company or other entity in which at least fifty percent (50%) of the voting rights, shares or other equity interests are owned or controlled, directly or indirectly (including pursuant to any option, warrant or similar arrangement), by a company or other entity referred to in clause (ii) hereinabove.

1.5           “Amlodipine API” means the active pharmaceutical ingredient known under the INN amlodipine and any salt, derivative, chelate, clathrate, polymorph, isomer (either structural or optical), acid, base, pro-drug or metabolite thereof.

1.6           “API” means, collectively or singularly as the context dictates, the Perindopril API, the Amlodipine API, the ACEON API and, upon exercise by XOMA of the Option with respect to any Additional Combination Product containing the Indapamide API, the Indapamide API.

1.7           “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in San Francisco, California U.S.A.  and/or Paris, France, are authorized by Law to remain closed.

1.8           “Commercialization” means, with respect to the Licensed Products, any and all processes and activities conducted to establish and maintain sales for such Licensed Products, including maintaining Marketing Approval, manufacturing or having manufactured Licensed Products from API, selling, offering for sale, detailing, marketing, promoting, storing, transporting, supporting, distributing, and importing the API.  “Commercialize” and “Commercializing” shall have their correlative meanings.

1.9           “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.10         “Indapamide API” means the active pharmaceutical ingredient known under the INN indapamide and any salt, derivative, chelate, clathrate, polymorph, isomer (either structural or optical), acid, base, pro-drug or metabolite thereof.

1.11         “Indemnitees” means BIOFARMA, its Affiliates, their respective directors, representatives, agents, officers, employees, direct and indirect beneficial owners, successors and assigns.

1.12         “Initial Licensed Product” means all pharmaceutical preparations, in all dosage strengths, formulations and methods of administration, that combine the Amlodipine API and the Perindopril API as active ingredients for use in the Field.

1.13         “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.

1.14         “Licensed Product(s)” means (i) the Initial Licensed Product, (ii) ACEON and (iii) upon exercise by XOMA of the Option with respect to any Additional Combination Product, such Additional Combination Product.

1.15         “Marketing Approval” means all approvals, licenses, registrations or authorizations necessary for the Commercialization by XOMA, its Sublicensees or designees of a Licensed Product in the Territory, including, if applicable, the pricing thereof.  Marketing Approval shall be deemed to have been received upon first receipt by XOMA, its Sublicensees or designees of notice from the FDA that Commercialization of a Licensed Product has been approved in the Territory.

1.16         “NDA” means a New Drug Application (or any foreign equivalent), including all supplements and amendments thereto, for the approval of the Licensed Product as a new drug by the FDA.

1.17         “Net Sales” are recorded according to GAAP (including invoices and accruals).  Net Sales means adjusted gross amount invoiced on all sales (“Gross Sales”) of the Licensed Products (including, but not limited to, hospital sales, mail orders and retail sales) by XOMA or through or by its Sublicensees in the Territory, through customary commercial channels of distribution to an independent Third Party in bona fide arms length sales, less the following deductions:

(i)	customs tariffs and duties, insurance charges (in each case, when invoiced as additional charges) , allowances for bad debts; and

(ii)	Returns (including additional returns accrual) and rebates excluding cash discounts, which Returns shall not exceed [*] percent ([*]%) of Gross Sales on a quarterly basis; and

(iii)	discounts actually given for managed care rebates, Medicaid rebates, Medicare rebates, chargebacks, TRICARE rebates and patient assistance program rebates; and

(iv)	Recalls;

provided, that deductions pursuant to clauses (i), (ii) and (iii) shall not exceed in the aggregate [*] percent ([*]%) of Gross Sales on a quarterly basis.

For purposes of clarification, if a particular deduction falls under more than one category set forth above, such deduction shall only be taken once.

Any recalls falling out of the definition of Recalls shall be excluded from the determination of Net Sales.

Sales taxes, value added taxes and any other taxes when invoiced as additional charges are excluded from Net Sales.

1.18         “Perindopril API” means the active pharmaceutical ingredient known under the INN perindopril associated with the arginine salt.

1.19         “Promotional Materials” means all Licensed Product packaging and labeling, and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, leave behind items, formulary binders, reprints, direct mail, direct-to consumer advertising, broadcast advertisements and sales reminder aids, for example, scratch pads, pens and other like items, in each case created by XOMA or directly on its behalf and used or intended for use in connection with any promotion of a Licensed Product.

1.20         “Recalls” means Licensed Products recalled by XOMA (i) for quality, safety or other issues pertaining to the manufacture of API, if supplied by SERVIER, or (ii) following SERVIER’s request.

1.21         “Returns” means all Licensed Products returned to XOMA by any independent Third Party.

1.22         “Territory” means the United States of America and its territories and possessions.

1.23         “Third Party” means any entity other than BIOFARMA or XOMA, or their respective Affiliates.

1.24         “Trademarks” means (a) with respect to the Initial Licensed Product, the trademark selected by XOMA for the Initial Licensed Product, which as of the Effective Date is [*], provided that such trademark is approved by the applicable regulatory authorities and successfully registered with the U.S. Patent and Trademark Office, and if such trademark is not so approved and so registered, the trademark selected by XOMA from those other trademarks listed on Schedule 1.24 hereto or otherwise proposed by XOMA and agreed to by BIOFARMA, (b) with respect to ACEON, the trademark ACEON® No. 3351617 of March 27, 2007 and all the common law rights in the ACEON mark in the Territory and (c) with respect to the Additional Combination Products and/or any Replacement Trademarks, such other trademarks as may be agreed upon in accordance with the terms of this Agreement from time to time.  Once a trademark has been selected by the Parties as provided herein, approved by the regulatory authorities and successfully registered with the U.S. Patent and Trademark Office for the Initial Licensed Product, the other trademarks listed in Schedule 1.24 may be used by BIOFARMA for other products after having notified XOMA.

1.25         Interpretation.  References to Articles and Sections contained herein shall refer to Articles and Sections of this Agreement as applicable unless otherwise specifically set forth herein.  The words “including”, “includes” and words of similar import shall be deemed to be followed by “without limitation.”

1.26         Additional Definitions.  Each defined term used in this Agreement but not set forth in the preceding Sections of this Article I is defined in the body or recitals of this Agreement as indicated below.

Term	Section

“Additional Trademark”	2.3
“Agreement”	Recitals
“Amended and Restated Agreement”	Recitals
“Defaulting Party”	8.2
“knowledge”	3.2
“License and Commercialization Agreement”	Recitals
“Original Agreement”	Recitals
“Original Agreement Effective Date”	Recitals
“Replacement Trademarks”	5.1
“Royalties”	6.1
“SERVIER”	Recitals
“Transfer”	9.2
“XOMA LS”	Recitals

ARTICLE II
GRANT

2.1           BIOFARMA hereby grants to XOMA, and XOMA hereby accepts, during the term of this Agreement and subject to its terms and conditions, an exclusive (even as to BIOFARMA), royalty-bearing, sublicensable (with the consent of BIOFARMA, such consent not to be unreasonably withheld or delayed) license to use the Trademarks in the Territory solely in connection with the Commercialization of the Licensed Products in the Territory.  All goodwill resulting from XOMA’s, its Sublicensees’ and their subcontractors’ use of the Trademarks shall inure solely to the benefit of BIOFARMA.  BIOFARMA retains all rights not specifically granted to XOMA in this Section 2.1.  No implied licenses are set forth herein.  XOMA acknowledges that no other trademarks other than the Trademarks are being licensed to XOMA pursuant to this Agreement.  In furtherance of the foregoing, the Parties acknowledge that XOMA shall have no right or license to use or otherwise refer to “SERVIER” or “BIOFARMA,” other than as required by any applicable law or regulation.

2.2           To the extent not previously provided, BIOFARMA shall immediately provide to XOMA all current trademark search reports for pharmaceutical products which BIOFARMA shall have ordered with respect to the trademarks for the Initial Licensed Product listed on Schedule 1.24 or as otherwise proposed by XOMA and agreed to by BIOFARMA.

2.3           Upon request by XOMA and reasonably in advance of any exercise by XOMA of the Option, pursuant to Section 2.2 of the Amended and Restated Agreement, to include in the licenses thereunder one or more Additional Combination Products, BIOFARMA shall submit to XOMA a reasonable number of candidates for trademark(s) to be used in the Commercialization of such Additional Combination Product(s) in the Territory and shall provide to XOMA all current trademark search reports for pharmaceutical products which BIOFARMA shall have ordered with respect to those of the trademark(s) selected by XOMA from such list or as otherwise proposed by XOMA and agreed to by BIOFARMA (each such additional trademark, hereinafter an “Additional Trademark”).  Once an Additional Trademark has been so agreed upon, the Parties shall promptly supplement Schedule 1.24 hereto to include such Additional Trademarks and BIOFARMA shall (a) promptly file in its name, and diligently pursue, the registration of (and thereafter maintain) each such Additional Trademark in accordance with its obligations hereunder at BIOFARMA’s cost, and (b) provide XOMA with copies of any filings and responses.  XOMA shall provide reasonable assistance, at BIOFARMA’s request and cost, in connection with such registration and maintenance.  For the purposes of this Agreement, all references to Trademarks shall be deemed to include Additional Trademarks.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BIOFARMA

3.1           BIOFARMA hereby represents and warrants, as of the date hereof, to XOMA as follows:

3.1.1           No Third Party has any rights in the Trademarks in the Territory except for Abbott (as defined in the Amended and Restated Agreement) solely with respect to ACEON as provided in the Abbott Termination Agreement (as defined in the Amended and Restated Agreement).  BIOFARMA has terminated all prior agreements relating to use of the Trademarks in the Territory except solely with respect to ACEON as provided in the Abbott Termination Agreement.  There is no pending or, to the knowledge of BIOFARMA after due inquiry, threatened challenge, action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity that would prevent BIOFARMA from hereby performing under this Agreement, or that relates to the ownership or usage or other rights of BIOFARMA to the Trademarks in the Territory.  BIOFARMA has not entered into any current or subsisting agreement granting any right or interest in the Trademarks with respect to the Territory.  None of the rights of BIOFARMA under the Trademarks have been licensed to BIOFARMA from a Third Party.

3.1.2           BIOFARMA has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by BIOFARMA have been duly and validly authorized and approved by proper corporate action on the part of BIOFARMA, and BIOFARMA has taken all other actions required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance.  Assuming due authorization, execution and delivery on the part of XOMA, this Agreement constitutes a legal, valid and binding obligation of BIOFARMA, enforceable against BIOFARMA in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, moratorium and similar Laws.

3.2           For purposes of this Article III and Article IV, “knowledge” shall mean a Party’s or its Affiliates’ actual knowledge as of the date hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF XOMA

4.1           XOMA hereby represents and warrants, as of the date hereof, to BIOFARMA as follows:

4.1.1           XOMA has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by XOMA have been duly and validly authorized and approved by proper action on the part of XOMA, and XOMA has taken all other actions required by Law, its constitutional documents or any agreement to which it is a party or to which it may be subject required to authorize such execution, delivery and performance.  Assuming due authorization, execution and delivery on the part of BIOFARMA, this Agreement constitutes a legal, valid and binding obligation of XOMA, enforceable against XOMA in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and similar Laws.

4.1.2           It is financially capable of undertaking the business operations that it conducts and of performing its obligations hereunder.

4.1.3           There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, pending in law or in equity that would prohibit XOMA from fully performing under this Agreement.

4.1.4           Any Licensed Product marketed by XOMA will comply with all applicable Law, as well as any regulatory and governmental agency that has jurisdiction and industry codes and standards including current Good Manufacturing Practices related to manufacturing, labeling and advertising, records and reports, and drug listing, assuming, with respect to any Licensed Product containing API supplied by SERVIER, that the representations and warranties of SERVIER with respect to such API set forth in Section 8.1 of Schedule 6 of the Amended and Restated Agreement are true and correct.

4.1.5           XOMA will have conducted a basic search of the U.S. Patent and Trademark Office database of registered and pending trademark applications for any trademarks that are confusingly similar to each Trademark prior to XOMA’s use of such Trademark in the Territory.

4.1.6           XOMA will indemnify, defend and hold harmless Indemnitees against all damages, claims, liabilities, losses and other expenses, including reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to a breach by XOMA of any representation, warranty, covenant, or term of this Agreement; provided, that the foregoing indemnity shall not apply to damages, claims, liabilities, losses or other expenses incurred as a result of BIOFARMA’s or any of its Affiliates’ gross negligence, willful misconduct or violation of Law (it being understood that XOMA’s defense obligations shall remain in effect).

4.1.7           The foregoing indemnity shall be subject to the terms of Sections 17.2 and 17.3 of the Amended and Restated Agreement which shall be incorporated into this Agreement by such reference.

ARTICLE V
TRADEMARK AND QUALITY CONTROL

5.1           Selection of Trademark.  In the event that (a) any Trademark(s) to be used to Commercialize any Licensed Products hereunder is/are finally rejected by the FDA or any other governmental or regulatory authority, or (b) the said Trademark(s) is/are successfully challenged by a Third Party, then, in any case the trademark(s) (“Replacement Trademarks”) to be used by XOMA on the applicable Licensed Product in the Territory shall be mutually agreed upon by the Parties and shall be filed in the name of and owned by BIOFARMA.  Prior to agreeing upon any such Replacement Trademark(s), BIOFARMA shall submit to XOMA a reasonable number of candidates for such trademark(s) and shall provide to XOMA all current trademark search reports for pharmaceutical products which BIOFARMA shall have ordered with respect to the Replacement Trademark(s) selected by XOMA or as otherwise proposed by XOMA and agreed to by BIOFARMA.  BIOFARMA shall pursue the registration (and thereafter maintain) the Replacement Trademarks chosen by the Parties in accordance with its obligations hereunder at BIOFARMA’s cost and will provide XOMA with copies of any filings and responses.  XOMA shall provide reasonable assistance at BIOFARMA’s request in connection with such registration and maintenance.  For the purposes of this Agreement, all references to Trademarks shall be deemed to include Replacement Trademarks.

5.2           Registration and Maintenance Costs.  BIOFARMA, at its own expense, will execute, file and record all documents to maintain, preserve and renew applications for registration of the Trademarks (including any Replacement Trademarks and Additional Trademarks) in the Territory, and will take commercially reasonable efforts to obtain registration of any trademark applications for the Trademarks as of the Original Agreement Effective Date.  At BIOFARMA’s request, XOMA will reasonably cooperate with BIOFARMA’s requests in connection with the filing, maintenance, preservation and renewal of all applications and registrations of the Trademarks, including executing all documents as reasonably requested by BIOFARMA in the Territory.  BIOFARMA shall reimburse XOMA’s out of pocket costs incurred in exercising its obligations pursuant to this Section 5.2.

5.3           Ownership.  XOMA acknowledges that the Trademarks are the sole and exclusive property of BIOFARMA, and XOMA agrees that nothing in this Agreement shall give XOMA any right, title or interest express or implied in the Trademarks anywhere in the world other than the right to use the Trademarks in accordance with the terms of this Agreement.  XOMA agrees that it shall not, at any time during the term of this Agreement or thereafter, do or suffer to be done any act that would in any way impair the rights of BIOFARMA in and/or to the Trademarks, in the Territory.  In particular, XOMA agrees that it will not at any time, in the Territory, (a) do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of BIOFARMA’s claimed ownership in the Trademarks; (b) take any action that would interfere with BIOFARMA’s registration and/or use of the Trademarks outside the Territory; (c) take any action that would diminish or dilute the distinctiveness or validity of the Trademarks; or (d) challenge BIOFARMA’s ownership of the Trademarks and/or registration thereof.  In connection with such limited use of the Trademarks as permitted by this Agreement, XOMA acknowledges that use thereof shall inure to the benefit of BIOFARMA and shall not create in XOMA’s favor any right, title or interest in or to the Trademarks.  XOMA further agrees that its own acts or omissions made in connection with or related to the Trademarks shall not form any basis for a challenge of the validity of any BIOFARMA interest in the Trademarks. XOMA shall not grant any other party the right to use the Trademarks, other than in connection with its fulfillment of its obligations under this Agreement and pursuant to the Amended and Restated Agreement.

5.3.1           XOMA further agrees that its use of the Trademarks shall conform to the standards set by BIOFARMA and be under the quality control of BIOFARMA, including reasonable inspection by BIOFARMA, and shall be in compliance with all applicable requirements of Law.

5.3.2           To the extent that any rights in and to the Trademarks are deemed to accrue to XOMA, XOMA hereby assigns any and all such rights, at such time as they may be deemed to accrue, including the resulting goodwill, to BIOFARMA.

5.4           Promotional Materials.  XOMA will provide BIOFARMA with at least one sample of each example of Promotional Materials, packaging (including labeling, boxes, etc.) bearing the Trademarks (prior to implementing on the market of the same and any changes thereto prior to such changes).  Upon the request of BIOFARMA, XOMA shall deliver to BIOFARMA, from time to time, at its request without charge, a reasonable additional number of packaged finished goods and partially finished goods or other materials adequate for BIOFARMA to determine that XOMA is in compliance with the terms of this Agreement and the terms of the Amended and Restated Agreement.

5.4.1           XOMA agrees that the use of the Trademarks on Promotional Materials shall conform to the typical quality standards and trademark use standards used by XOMA with respect to other marketing materials distributed by XOMA from time to time.

5.4.2           XOMA will use proprietary notices (™, ® or ©) on each example of Promotional Materials, packaging (including labeling, boxes, etc.) in the form that BIOFARMA provides.

5.5           Domain Names.  BIOFARMA agrees that XOMA, as part of fulfillment of its obligations under this Agreement and the Amended and Restated Agreement, may have the need to operate websites using domain names which include the Trademarks as part thereof.  BIOFARMA agrees that it shall retain and maintain ownership of such domain names, and that XOMA may operate such websites, subject to the approval by BIOFARMA of the content of the websites, such approval not to be unreasonably withheld or delayed.

5.5.1           To the extent, with respect to ACEON, that one or more domain names are registered in the name of Abbott, XOMA shall cooperate with Abbott to have such domain names, and all rights therein, directly transferred to XOMA.   To the extent, with respect to ACEON, that one or more domain names are registered in the name of BIOFARMA, the Parties shall cooperate with each other to have such domain names, and all rights therein, transferred to XOMA. At termination of the Amended and Restated Agreement, XOMA shall transfer at no cost to BIOFARMA all ACEON domain names and all domain names containing the name ACEON.

5.6           Injunctive Relief. In the event of any unauthorized use of the Trademarks, BIOFARMA may, in addition to all other remedies that may be available to it, seek relief in equity (including a temporary restraining order, temporary or prohibitory injunction, and permanent mandatory or prohibitory injunction) to restrain and prohibit the continuation of any such unauthorized use and may seek to compel compliance with the provisions of this Agreement and to restrain and prohibit the unauthorized use.

ARTICLE VI
ROYALTIES

6.1           Royalty Payments.  As consideration for the Trademarks license granted to XOMA hereunder, and subject to Sections 6.4 and 7.2, XOMA shall pay to BIOFARMA, after the end of each calendar quarter, royalties equal to [*] percent ([*]%) of Net Sales of the Licensed Products (“Royalties”) on a Licensed Product by Licensed Product basis.

6.2           Royalty Payment and Reports.

6.2.1       Each Royalty shall be payable quarterly only once with respect to the Licensed Products. XOMA shall provide a report to BIOFARMA of the sales estimates within [*] Business Days after the end of each calendar [*] in substantially the form attached as Schedule 11.5 to the Amended and Restated Agreement setting forth (i) the amount of Gross Sales in U.S. Dollars of the Licensed Products in such [*], (ii) any deductions and/or withholding from such amount of Gross Sales as permitted pursuant to the definition of Net Sales, (iii) a calculation of Net Sales in U.S. Dollars of the Licensed Products for such [*], (iv) the amount of aggregate Net Sales in U.S. Dollars of the Licensed Products on a cumulative per year basis for the current year, and (v) the amount of Royalty due in U.S. Dollars on Net Sales with respect to such [*].

6.2.2       XOMA shall also provide a report to BIOFARMA of:

(i)	the sales estimates within [*] Business Days after the end of each calendar [*] with the same information as above, and

(ii)
the actual sales within [*] days after the end of each calendar [*] with the same information as above.  Upon receipt of each such report that relates to a calendar [*], BIOFARMA will issue an invoice for the amount reflected on such report as being payable with respect to such calendar [*].  Within [*] days after receipt of such invoice but not later than [*] days after the end of each calendar [*], XOMA shall make the royalty payment reflected in such report and invoice with respect to such calendar [*].

(iii)
XOMA shall provide a report to BIOFARMA of the annual sales no later than [*] of each calendar year.  Such report shall be certified by an executive officer of XOMA as accurate and in accordance with generally accepted accounting principles (to the extent applicable).

For the avoidance of doubt, any report required by Section 6.1 or this Section 6.2 may be included in the corresponding report required by Section 11.5 of the Amended and Restated Agreement for the same period so long as such report is provided to both Servier and BIOFARMA.

6.3           Payments Generally.  All payments under this Agreement shall be made by wire transfer to a bank account designated by BIOFARMA, in Euros in an amount converted from the U.S. Dollar amount of such payment set forth in or determined in accordance with this Agreement at the exchange rate in effect on the date of payment.  Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (i) one-month LIBOR plus [*] basis points per annum or (ii) the maximum rate permitted by Law, calculated on the number of days such payment is delinquent.  This Section 6.3 shall in no way limit any other remedies available to either Party.

6.4           Taxes.  In the event that any Royalties or other payments due from XOMA to BIOFARMA under this Article VI are subject to withholding tax required by Law to be paid to the taxing authority of any country, the amount of such tax may be withheld from the applicable Royalties or other payment due BIOFARMA.  XOMA shall pay such tax on behalf of BIOFARMA and shall furnish BIOFARMA with evidence of withholding tax paid.  Any such payments made by XOMA to an applicable taxing authority shall constitute payments made to BIOFARMA under this Article VI and in no event shall XOMA be liable for any payments in excess of amounts due to BIOFARMA under this Article VI, whether or not in the form of any taxes, duties, levies or other similar charges, including related interest, additions to tax and penalties, in respect of any payments pursuant to this Article VI.

6.5           Audit Rights.  BIOFARMA shall have the right, at its own expense, no more than once per calendar year, to inspect XOMA’s relevant financial books and records through an independent internationally recognized auditor designated by BIOFARMA and approved by XOMA, such approval not to be unreasonably withheld or delayed, and subject to reasonable obligations of confidentiality, upon at least [*] days advance written notice for the purpose of confirming XOMA’s compliance with the terms hereof.  In the event that the foregoing audit reveals an underpayment by XOMA, within [*] days of the receipt of the auditor’s report, XOMA shall remit payment to BIOFARMA of the amount of the underpayment plus interest as set forth in Section 6.3 above.  BIOFARMA shall bear the costs incurred in connection with such inspection and audit, all in accordance with the terms and conditions of this Agreement.  Any overpayments shall promptly be refunded to XOMA.

ARTICLE VII
INFRINGEMENT/ENFORCEMENT

7.1           Each Party will promptly notify the other, in writing, if it becomes aware of any infringement or suspected or threatened infringement of the Trademarks.  Subject to Section 7.4, XOMA agrees to take no further steps with respect to such infringement pending instructions from BIOFARMA.

Nothing in this Section shall prevent the Parties from compliance with any and all laws or regulations requiring notification of infringements or counterfeiting activities involving the Trademark to the proper authorities.

7.2           BIOFARMA may in its sole discretion, but shall not be required to, bring legal action against any infringement or threatened infringement of the Trademarks or defend against any claim that the Trademarks infringe any rights of a Third Party of which it is aware or which is brought to its attention; in the event BIOFARMA brings such action, which shall be at its own cost, XOMA shall cooperate fully with BIOFARMA, at BIOFARMA’s cost including if required to bring such action, furnishing a power of attorney and furnishing documents and information and executing all necessary documents as BIOFARMA may request.  Any recovery in action or defense described in this Section 7.2 obtained shall belong to BIOFARMA.  BIOFARMA shall not settle any such action or defense that imposes any obligation on XOMA without XOMA’s prior written consent.  If BIOFARMA declines to bring or defend a legal action under this Section 7.2 and XOMA exercises its option under Section 7.4 to bring or defend such action, then no Royalties shall be due under this Agreement for the Trademark that is the subject of such action while such action is pending or thereafter unless and until XOMA prevails in such action.

7.3           Should BIOFARMA decide to bring legal action to prosecute such infringement, XOMA shall be entitled to join the action so long as BIOFARMA retains at all times the right to direct the action (including the choice of its counsel and litigation and settlement strategy) subject to the limitation set forth in Section 7.2.

In case XOMA and BIOFARMA mutually agree to prosecute such infringement jointly, or defend jointly against any such claim all costs and expenses of, as well as any recovery obtained from such action or defense shall be divided equally between BIOFARMA and XOMA.

7.4           If BIOFARMA has failed to bring or defend an action relating to any infringement in the Territory under Sections 7.2 or 7.3 above,

(i)	[*] weeks after it has been notified in writing by XOMA of such alleged infringement, or

(ii)	[*] weeks before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such action, whichever comes first,

XOMA may at its option, bring legal action against any infringement or threatened infringement to the Trademarks or defend against any claim that the Trademarks infringe the right of a Third Party.  XOMA shall act in its own name and at its own cost.  In such event, BIOFARMA shall cooperate fully with XOMA, at XOMA’s cost, including, if required in order to bring such an action, joining such an action, the furnishing to XOMA of a power of attorney and furnishing documents and information and executing all necessary documents as XOMA may request.  Any recovery obtained in any action or defense described in this Section 7.4 shall belong to XOMA.

7.5           Should the Trademarks not be registered or be invalidated for any reasons whatsoever, or if BIOFARMA fails to bring any action and XOMA opts not to bring any action against any infringement, the Parties shall agree to the selection at XOMA’s discretion, registration at BIOFARMA’s expense and use by XOMA of a Replacement Trademark(s) in accordance with the procedures of Section 5.1 and which shall belong to BIOFARMA and which shall be governed by the terms of this Agreement.

ARTICLE VIII
TERM AND TERMINATION

8.1           Term.  This Agreement commenced on and as of the Original Agreement Effective Date and shall continue until the expiration or termination of the Amended and Restated Agreement, at which time this Agreement shall automatically terminate.

8.2           Termination.  Either Party shall have the right to terminate this Agreement upon notice to the other Party (the “Defaulting Party”) at any time if the Defaulting Party breaches, in any material respect, any of its representations, warranties or obligations under this Agreement, and such breach is not cured within [*] days after the Defaulting Party’s receipt of written notice of such breach.

8.3           Rights and Obligations of Parties upon Termination

8.3.1           Any termination (i) shall be on a trademark-by-trademark basis without prejudice to any other damage or legal redress that a Party hereto may be entitled to, and (ii) shall not release a Party hereto from any indebtedness, liability or other obligation incurred hereunder by such Party prior to the date of termination or expiration.

8.3.2           Upon termination, XOMA shall discontinue the use of and refrain thereafter from using or registering the Trademarks and any trademark(s) confusingly similar thereto, and further agrees to refrain from using trade names, slogans, package designs, labels, advertising copy or other indicia of origin associated with the Trademark or with BIOFARMA.

8.3.3           Upon termination, XOMA shall use commercially reasonable efforts to return to BIOFARMA (or certify to BIOFARMA that it has destroyed) all documents and Promotional Materials (including copies) of any kind concerning the Trademark communicated to it by BIOFARMA.

8.3.4           The following provisions of this Agreement will survive expiration or termination of this Agreement:  Articles I, III, IV and IX and this Section 8.3.

ARTICLE IX
MISCELLANEOUS

9.1           EXCEPT AS SPECIFICALLY PROVIDED HEREIN, NEITHER BIOFARMA NOR XOMA MAKES ANY OTHER WARRANTIES OR REPRESENTATIONS UNDER THIS AGREEMENT.  EACH PARTY HEREBY DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 3 AND 4 OF THIS AGREEMENT, SHALL HAVE NO LIABILITY FOR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.2           Assignment.  This Agreement and any rights granted or obligations imposed hereunder are personal to each Party and shall not be sold, assigned, delegated or otherwise transferred (each a “Transfer”), directly or indirectly, by operation of law or otherwise, by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion; provided, however, that either Party, at any time for any reason, may Transfer (a) this Agreement or any right or obligation hereunder, in whole or in part, to any of its Affiliates who agree to be bound by the applicable terms and conditions of this Agreement, or (b) this Agreement in whole to any successor of such Party by merger or sale of all or substantially all of its business assets to which this Agreement relates who agrees to be bound by the applicable terms and conditions of this Agreement.  Any attempted Transfer of this Agreement or any of the rights granted hereunder in violation of this Section 9.2 shall be void ab initio.  Any transaction that results in an entity to which this Agreement, or any rights or obligations hereunder, were Transferred in reliance on clause (a) above ceasing to be an Affiliate shall be deemed a Transfer subject to this Section 9.2.  The consent by any Party to any Transfer shall not constitute a waiver of the necessity for such consent in any subsequent Transfer.  XOMA shall remain jointly and severally liable to BIOFARMA with respect to any obligations under this Agreement Transferred by XOMA to (i) any of its Affiliates, or (ii) any Third Party that does not have comprehensive general liability insurance at the level indicated in Article 10 of the Amended and Restated Agreement, in each case unless BIOFARMA consents to such Transfer, such consent not to be unreasonably withheld.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

9.3           Notices.  Any notices, requests, reports, approvals, designations, responses, or other communications provided for in this Agreement to be made by either of the Parties to the others shall be in writing to the other at its/their address set forth below.  Any such notice or communication may also be given by hand or by e-mail or facsimile.  Either Party may by like notice specify an address to which notices and communications shall thereafter be sent.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by mail, one (1) Business Day or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

In the case of BIOFARMA: BIOFARMA 22 Rue Garnier 92200 Neuilly sur Seine France Attention: Head of Trademark Department Facsimile: + 33 1 55 72 32 69	With a required copy to: LES LABORATOIRES SERVIER 22 Rue Garnier 92200 Neuilly Sur Seine France Attention: USA Zone Manager Facsimile: + 33 1 55 72 52 05.

In the case of XOMA: XOMA IRELAND LIMITED 26 Upper Pembroke Street Dublin 2 Ireland Attention: Alan Kane Facsimile: +353 1 637 3989
With required copies (which shall
not constitute notice) to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005
United States of America
Attention:  Geoffrey E. Liebmann
Facsimile:  +1 212 269 5420

and to:

XOMA Ltd.
2910 Seventh Street
Berkeley, California 94710
United States of America
Attention: General Counsel
Facsimile: +1 510 649 7571

9.4           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of Germany to the exclusion of its conflict of law provisions.

9.5           Dispute Resolution.  The Provisions of Article 16 “Dispute Resolution” of the Amended and Restated Agreement shall be incorporated herein by reference and shall apply mutatis mutandis to this Agreement.

9.6           No Waiver.  None of the provisions of this Agreement can be waived except in a writing signed by the Party granting the waiver.  No failure by a Party to exercise any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right preclude any other or further exercise of that right or the exercise of any other rights.  The waiver by any Party of any breach of this Agreement shall not be deemed a waiver of any prior or subsequent breach.  All remedies of either Party shall be cumulative and the pursuit of one remedy shall not be deemed a waiver of any other remedy.

9.7           Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  In the event any provisions shall be held invalid, illegal or unenforceable, the parties shall use best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purposes hereof.

9.8           Entire Agreement.  This Agreement, as well as the Amended and Restated Agreement signed on the same date, constitute the entire understanding between the Parties relating to the subject matter hereof and thereof, and no amendment or modification to this Agreement shall be valid or binding upon the Parties unless designated as such, made in writing and signed by the representatives of such Parties.

9.9           No Third-Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to give any other person or entity any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, other than Indemnitee and any assignee permitted under Section 9.2 above.

9.10         Relationship of the Parties.  The relationship of the Parties under this Agreement shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency, joint venture, partnership or any relationship other than that of independent contractors.  BIOFARMA and XOMA acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any interest in or control over the business of the other.

9.11         Further Assurances.  Each Party shall execute, acknowledge and deliver, without additional consideration, such further assurances, instruments and documents, and shall take such further actions, as the other Party shall reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

9.12         Force Majeure.  Neither Party hereto shall be liable for any failure to perform an obligation under this Agreement, other than a payment obligation, by reason of force majeure.  For the purposes of this Agreement, the term “force majeure” shall mean circumstances that are not within the reasonable control of such Party, such as requisition or interference by any government, state or local authorities, war, strikes, lockout or other labor disputes, civil disorders or commotions, act of aggression, acts of God, energy or other conservation shortages, disease, or occurrences of a similar nature.

9.13         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

9.14         Privileges.  If a Party is entitled to attorney-client or attorney work product privileges from disclosure established under public policy provisions, such privileges shall apply and may be invoked by the other Party

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

BIOFARMA		XOMA IRELAND LIMITED

By:		By:
	Name: Christian Bazantay		Name: Christopher J. Margolin
	Title: Proxy		Title: Director

By:
Name: Yves Langourieux
Title: Proxy

By:
Name: Jean-Philippe Seta
Title: Proxy

SCHEDULE 1.24
Trademarks

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